Exhibit 10.2

SUBLEASE AGREEMENT OF PORTIONS

OF MARSHALL STREET FACILITIES

27.	Amendments	15

28.	Quiet Enjoyment	16

29.	Notice to Lender	16

30.	Compliance with Environmental Laws and Regulations	16

31.	Captions	18

32.	Miscellaneous	18

33.	Exhibits and Attachments	19

SUBLEASE AGREEMENT

This Sublease Agreement effective as of the 15th day of October, 1993, by and between Loral Vought Systems Corporation (formerly Loral Missile Systems Corporation), (hereinafter called the “Sublessor”) and Vought Aircraft Company, a Delaware Corporation (hereinafter called the “Sublessee”). (Hereinafter Sublessor and Sublessee may be individually referred to as a “Party” or collectively as the “Parties.”)

RECITALS

Whereas, Aerospace Mortgage Corp., a Delaware corporation (herein called the “Original Lessor”), and LTV Aerospace Corporation, predecessor to the LTV Aerospace and Defense Company (“LTVAD”) (herein called the “Lessee”) entered into a Lease Agreement dated December 29, 1967 (herein called the “Main Lease”) covering the lease of land, buildings, and improvements (the “Main Lease Premises”); and

Whereas, the Original Lessor and Bankers Trust Company and G. R. Inc., (herein called the “Trustees”) entered into an Indenture of Mortgage and Deed of Trust dated December 29, 1967 (herein called the “Indenture”) pursuant to which a first lien was created on the Main Lease Premises, subject to the Main Lease and Lessee’s estate under the Main Lease; and

Whereas, the Original Lessor, Lessee and the Trustees entered into an Assignment of Lease and Agreement dated December 29, 1967 (herein called the “Lease Assignment”) under which the rights of the Original Lessor were assigned to the Trustees as collateral security; and

Whereas, the Original Lessor conveyed its entire interest in the Main Lease Premises, and its interest as lessor under the Main Lease, to Airloeb Company, a New York limited partnership (herein called the “Landlord”), subject to the lien of the Indenture, the Main Lease and the Lease Assignment; and

Whereas, for the purpose of amending and supplementing the Main Lease, Landlord and Lessee entered into a Lease Supplement dated May 1, 1968; a Second Lease Supplement dated August 28, 1969; and the Third Lease Supplement dated July 30, 1982; and

Whereas, said Main Lease was assigned by LTVAD to Sublessor, pursuant to the Asset Purchase Agreement dated August 20, 1992; and

Whereas, the Sublessor agrees to sublease to Sublessee, pursuant to the Separation Agreement dated August 31, 1992 (hereinafter called the “Separation Agreement”) between VAC Acquisition Corp., The Carlyle Group, L.P., Loral Vought Systems Corporation, and the Loral Corporation, a portion of the property subject to the Main Lease; and

Whereas, the Sublessee desires to sublease said property.

Now, therefore, in consideration of the mutual covenants contained herein, the Parties agree as follows:

1.             Description and Demise of Premises. Subject to the provisions of the Main Lease, Sublessor does demise to Sublessee 807,298 sq. ft. of the property (the “Premises”) more fully described in Exhibit A and Attachment 1 attached hereto, including the following;

(a)           The Westerly portion of Building “Ml,” West of Column Line “K” to include First Floor and all Mezzanine areas;

(b)           A portion of the Shipping Building attached to the Southwestern portion of Building “Ml”;

(c)           All of building  “M12”  known as the Paint Preparation Area;

(d)           All of shed located East of Building “M1l”;

(e)           Paint Booth #4 located Southeast of Building “Ml” and attached thereto;

(f)            Building “M55” known as the K.P.R. Building;

(g)           Railroad siding, track and Right-of-Way from the Westerly property line proceeding east to a point of track termination in the Shipping Building as described in Item (b) above;

(h)           Guest, Visitor, and Employee Parking on the North side of Building “Ml”, designated Lots “C” and “E”;

(i)            A receiving dock area to be constructed by Sublessee at Building “Ml” at Sublessee’s expense;

(j)            For purposes of calculating Base Rent, the Premises do not include:

(i)            Paint Booth #4 in Building Ml (3,986 sq. ft.);

(ii)           KPR/VOC Control in building M55 (3,762 sq. ft.);

(iii)          Building M56 which is leased directly by Sublessee from a third party;

(iv)          Shed E. of Building M1l (3,375 sq. ft.); and

(v)           Paint/Prep/Skin Q. in Building M12 (43,946 sq. ft.).

(k)           The Premises do not include the Paint Booth and Staging Area described in Exhibit A as the Loral Paint Shop. Sublessee shall have the option to add 3,915 sq. ft. of the Paint Booth and Staging Area, described in Exhibit A, to this Sublease Agreement upon six (6) months written notice to Sublessor.

The Base Rent payable by Sublessee pursuant to paragraph 3 and paragraph 5 shall be increased proportionately.

2.             Purpose of Sublease Agreement. This Sublease Agreement has been entered into by the Parties to facilitate the business operations of each Party pursuant to the Separation Agreement and it is therefore the intent of the Parties to cooperate to ensure minimal adverse impact on the business of each as a result of this Sublease Agreement or the Separation Agreement.  The Premises demised under this Sublease Agreement are to be used by Sublessee in the conduct of its business and Sublessee will not permit anything to be done which will in any way increase the rate of insurance on the buildings or their contents unless Sublessee pays such increase. Sublessee will conduct its business and control its agents, employees and invitees in such a manner as not to create any nuisance, nor interfere with, annoy or disturb other occupants.  Sublessee will maintain the Premises in a clean, healthful and safe condition and will comply with all laws, ordinances, orders, rules and regulations (state, federal, municipal and other agencies or bodies having any jurisdiction thereof) with reference to the use, condition or occupancy of the Premises.  Sublessee will not, without the prior written consent of Sublessor, which consent shall not unreasonably be withheld, paint, install lighting or decorations, or install any signs, window or door lettering or advertising media.

3.             Rent.  Sublessee shall pay Sublessor during the term of this Sublease Agreement without demand or notice, and without set-off or deduction, a basic rental in advance of the first day of each and every month as follows:

(a)           September 1, 1992 through March 31, 1994 at $1.81 per square foot per year, times 752,229 square feet, for a total of $113,461.21 per month.

(b)           Per paragraph 4, Sublessee shall pay $.655 per square foot per year, times 752,229 square feet, for a total of  $41,059.17 per month commencing April 1, 1994 through March 31, 2018.

(c)           General and Administrative (G&A) Expense of $273 per month.

4.             Term and Termination of Sublease Agreement.

(a)           The term of this Sublease Agreement shall commence on September 1, 1992 and continue thereafter until 31 March 1994, or the termination date of the last extension of the Main Lease exercised by Sublessor, whichever occurs last, provided however, that this Sublease shall terminate upon any termination of the Main Lease prior to the specified expiration date as extended pursuant to this subparagraph.

Sublessee hereby agrees that upon receipt of notice from Sublessor of Sublessor’s exercise of any and all renewal options granted Sublessor by Landlord, Sublessee shall be bound under the terms of this Sublease for a period equal to the Sublessor’s renewed term under the Main Lease without any action or notice from Sublessee. Sublessor agrees to provide written notification to Sublessee not later than ninety (90) days prior to the date Sublessor is required to notify Landlord under the Main Lease, of any intent not to exercise any lease period extension of the lease term under the Main Lease. Should Sublessee desire to remain on the Premises Sublessor shall assign its interests under the Main Lease to Sublessee in accordance with the provisions of the Main Lease. If the Landlord refuses to consent to such assignment Sublessor shall exercise the Main Lease term extension provided that Sublessee agrees to assume responsibility for all costs and obligations of the Main Lease arising after said assumption of responsibility by Sublessee and to indemnity, defend and hold harmless the Sublessor for any and all losses, damages, expenses, liabilities or claims of liability arising under the Main Lease.

(b)           Excluding Building M56, neither Party may terminate this Sublease Agreement prior to the expiration of Sublessor’s Main Lease or any exercised extension of the term thereof. No act or thing done by Sublessor or its agent during the term of this Sublease Agreement shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid, unless the same be made in writing and signed by Sublessor. The Premises shall be returned to Sublessor in as good condition as when received, except for reasonable wear and tear.

5.             Operating Expenses

(a)           Utilities. Sublessor shall make available to Sublessee, except for limitations imposed by Sublessor’s utility agreements, all electrical current, heat, water, chilled water for HVAC, deionized water, compressed air, steam, condensate, and gas required by Sublessee in its use and occupancy of the Premises as further defined in Exhibit B. However, Sublessor shall not be liable for any cessation of services resulting from causes beyond the control and without the fault or negligence of Sublessor, or for any cessation repaired within a reasonable time.

(b)           Repair and Maintenance. Sublessor shall maintain the buildings and associated building equipment (excluding those items specifically described in Exhibit C), parking, and roadways of the Premises, as defined in Exhibit A and Attachment 1.

(c)           Other. Sublessor shall provide all-risk property insurance as stated in paragraph 21. “Operating Expenses” shall mean any and all expenses incurred by Sublessor in connection with the servicing, operation, maintenance and repair of the buildings, and related interior and exterior appurtenances of which the Premises is a part, the costs of services provided to Sublessee such as PH treatment of water utilized by Sublessee and monitoring of wastewater, and the cost of any services incurred in order to achieve a reduction of or to minimize the increase in Operating Expenses, including depreciation or amortization on capital equipment or systems installed to reduce or minimize increases in Operating Expenses, depreciation or amortization on capital equipment or systems required by governmental ordinance, the cost of contesting the validity or amount of real estate taxes, and periodic increases in Operating Expense payments under this Sublease Agreement.

(d)           Concurrent with the execution of this Sublease Agreement, an estimated Operating Expense cost per month will be agreed to in writing by the Parties and attached hereto as Exhibit D, as may be amended from time to time, based on an annual cost per square foot divided by twelve. This Operating Expense will be paid by Sublessee to Sublessor in advance of the first day of each month for the term of this Sublease Agreement. In order to provide for increase in payments due to any increase in Sublessor’s Operating Expenses, Sublessor will provide an accounting of actual Operating Expenses following the end of each accounting quarter. If Sublessee’s share of Operating Expenses shall be more or less than the aggregate of all installments paid by Sublessee to Sublessor for that quarter, then the monthly payment shall be adjusted accordingly. Sublessee shall have the right to review Sublessor’s records following receipt of ten (10) days written notice to verify Sublessor’s calculation of Sublessee’s share of the Operating Expenses. Said review shall be subject to reasonable restrictions by Sublessor and shall be conducted in Sublessor’s office during regular business hours. Sublessor reserves the right to initiate a change to the Operating Expense monthly payment rate based upon evidence within the accounting year that substantiates an equitable adjustment is required. The obligations with respect to the final payment of such Operating Expenses shall survive the termination of this Sublease. Any payment made pursuant to this paragraph shall be made without prejudice to any right of Sublessor to correct any item(s) as billed pursuant to the provisions hereof

(e)           Except as provided in subparagraph (f) below, from time to time, as necessary, the Sublessor and/or the Sublessee shall authorize and have completed an energy audit of the Premises, by a licensed or otherwise commercially recognized competent energy engineering firm or company, for the purpose of defining a specific methodology for calculating the allocable utility and powerhouse costs Operating Expense.  The expense of up to one such audit per calendar year shall be shared equally by the parties.  The expense of any audits undertaken in excess of one per calendar year shall be borne by the party requesting the additional audit.

(f)            From time to time either Party may propose a capital energy conservation related project.  All energy conservation related projects shall be charged against the powerhouse unit.  Depreciation and related cost savings will be shared on the basis of the current utility audit.

Notwithstanding Subparagraph (e) above neither party shall be able to authorize without the other Party’s agreement, an energy audit solely as a result of an energy conservation project undertaken by either Party.

6.             Emergency Response and Compliance with Fire and Safety Requirements.

(a)           Sublessee shall comply with all reasonable fire and safety requirements promulgated by Sublessor consistent with Federal, State, and Local fire and safety requirements applicable to the Premises.

(b)           Sublessor shall prepare appropriate emergency response plans and shall comply with all Federal, State, and Local fire and safety requirements applicable to the Main Lease Premises and, insofar as the Premises are within Sublessor’s control, the Premises.

(c)           The Parties further agree to indemnify each other for any fines or penalties,  losses or costs incurred by one Party as a result of the other Party’s failure to comply with any applicable Federal, State and Local fire and safety laws or regulations.

(d)           Sublessor and Sublessee agree to cooperate in the preparation of all emergency response planning including conducting joint drills and critiques, for operations and materials on the Premises.

(e)           Sublessee and Sublessor will maintain and provide to each other an emergency call list.

7.             Alterations, Additions, or Improvements.

Sublessee shall not make any alterations, additions, or improvements on or to the Premises without first obtaining the written consent of Sublessor and Landlord, which consent shall not unreasonably be withheld. Such consent shall include approval of all plans and specifications as well as the contractors and subcontractors hired to perform the work. Sublessor shall not be deemed unreasonable if failure to give consent is based on Sublessor’s failure to obtain any required consent of the Landlord, pursuant to the terms of the Main Lease, in response to a good faith effort to obtain such consent. Notwithstanding the foregoing, in the event Sublessor does not notify Sublessee of its decision within thirty (30) days from the date of submission then Sublessee’s plans, specifications and contractor shall be deemed approved and Sublessee may proceed with said work. Sublessee warrants that contractor(s) and subcontractor(s) performing work pursuant to the terms and conditions of this paragraph shall comply with all applicable company procedures of Sublessor and all local, state, and federal regulations covering the work to be performed. All such alterations, additions, and improvements that shall be made, shall be at the sole expense of Sublessee and shall become the property of Sublessor and shall remain on and be surrendered with the Premises as part thereof at the termination of this Sublease Agreement. Furthermore, Sublessor reserves the right to require Sublessee to remove said improvements and restore the Premises to the original conditions as nearly as may be practical, upon the expiration or sooner termination of this Sublease. Sublessee may, however, move, change, remove, relocate and/or substitute non-fixtures from time to time as required in its normal course of business without any liability to Sublessor for the cost thereof. Nothing contained in this provision shall prevent Sublessee from removing office machines, equipment, and trade fixtures customarily used in the business of Sublessee. Sublessor has made no representations as to the conditions of the Premises or buildings or to remodel, repair or decorate, except as expressly set forth herein.

8.             Repairs and Maintenance.

(a)           Sublessee’s Repairs and Maintenance. Sublessee will not in any manner deface or injure the Premises or any other areas in support of the Premises, and will pay the cost of repairing any damage or injury done to the Premises or any part thereof or any other areas in support of the Premises by Sublessee or Sublessee’s agents, employees or invitees. Sublessee shall throughout the Sublease Agreement term take good care of the Premises and keep them free from waste and nuisance of any kind. Sublessee shall have responsibility for grounds keeping within the fenced perimeter of the buildings occupied by Sublessee. Sublessee shall also be responsible for any and all interior painting. Sublessee agrees to keep the Premises, including all fixtures installed by Sublessee and any other improvements installed and or being depreciated or amortized by Sublessee, including but not limited to Items listed in Exhibit C, in good condition and make all necessary non-structural repairs except those caused by fire, casualty or acts of God covered by Sublessor’s fire insurance policy covering the buildings. Any repairs to be performed on the Premises shall be done in compliance with paragraphs 6 and 7 above. If Sublessee fails to initiate such repairs within thirty (30) days after notification by Sublessor, Sublessor may at its option make such repair, and Sublessee shall, upon demand therefor, pay Sublessor for the reasonable cost thereof. If, however, Sublessee fails to immediately repair fire or safety conditions, Sublessor may at its option make such fire or safety repair, and Sublessee shall, upon demand therefor, pay Sublessor for the reasonable cost thereof.

(b)           Sublessor’s Repairs. Excluding those items described in Exhibit C, Sublessor shall at its expense maintain the roof, foundation, structural soundness of the exterior walls, heating and air conditioning system, entrance/exit doors, electrical distribution systems, fire protection system, elevators, plumbing, common fences, parking lot surfaces, roadways, exterior painting, and the compressed air system in good repair and condition, reasonable wear and tear excepted and any injury or damage caused by Sublessee, Sublessees agents, employees or invitees also excepted, which injury or damage shall be repaired by Sublessee at Sublessee’s expense. (Refer to Exhibit B for further clarification.) Sublessee shall give immediate written notice to Sublessor of the need for repairs or corrections that are Sublessor’s responsibility thereunder, and Sublessor shall proceed promptly to make such repairs or corrections. If Sublessor fails to initiate such repairs within thirty (30) days after notification by Sublessee of the damage or injury, Sublessee may at its option make such repair, and Sublessor shall, upon demand therefor, pay Sublessee for the reasonable cost thereof. In the event the nature of Sublessor’s repairs are either a safety related item and/or would cause an adverse impact to Sublessee’s normal course of business then Sublessee may make immediate repairs and upon demand therefor, Sublessor shall pay Sublessee for the reasonable cost thereof.

9.             Mutual Indemnity by the Parties. Sublessor agrees to indemnify Sublessee against all claims for damages to property or injury to persons arising from conditions occurring in areas controlled by Sublessor under the Main Lease and this Sublease Agreement, or from activities conducted by Sublessor. Sublessee agrees to indemnify Sublessor and Landlord against all claims for damages to property or injury to persons arising from conditions occurring in areas controlled by Sublessee under the Main Lease and this Sublease Agreement, or from activities conducted by Sublessee. Notwithstanding the foregoing, Sublessor and Sublessee release each other from any liability for claims for damages to property which are required to be covered by fire and casualty insurance pursuant to this Sublease Agreement. This is intended to be in addition to and not a limitation on the indemnifications provided in paragraph 30.

10.           Assignment and Subletting.

(a)           Sublessee shall not, without the prior written consent of Sublessor and Landlord, which consent shall not unreasonably be withheld, (1) assign or in any manner transfer this Sublease Agreement or any estate or interest therein, or (2) permit any assignment of this Sublease Agreement or any estate or interest therein by operation of law, or (3) sublet the Premises or any part thereof, or (4) grant any license, concession or other right of occupancy of any portion of the Premises or (5) permit the use of the Premises by any parties other than Sublessee, its agents and employees, and any such acts without Sublessor’s prior written consent shall be void and of no effect.  Sublessor shall not be considered to have unreasonably withheld consent if the withholding is based upon Sublessor’s business decision that the assignment or sublease proposed by Sublessee would be to a party in competition with Sublessor’s business base.  Further, Sublessor shall have the right of first refusal to occupy any space which Sublessee proposes to assign or sublet to a third party other than a subsidiary, division or operating unit of Sublessee or a successor corporation through a merger,  consolidation,  asset or stock sale transaction.  Consent by Sublessor to one or more assignments or subletting shall not operate as a waiver of Sublessor’s rights as to any subsequent assignments and subletting.  Sublessee shall not mortgage, pledge or otherwise encumber its interest in this Sublease Agreement or in the Premises. Notwithstanding the above, Sublessee shall have the right to assign its right, title, and interest in this Sublease Agreement to any successor corporation through a merger, consolidation, asset or stock sale transaction.

(b)           If Sublessee requests Sublessor’s consent to an assignment of the Sublease Agreement or subletting of all or a part of the Premises, it shall submit to Sublessor, in writing, the name of the proposed assignee or sub-sublessee and the nature and character of the business of the proposed assignee or sub-sublessee, the term, use, rental rate and other particulars of the proposed subletting or assignment, including without limitation, evidence satisfactory to Sublessor that the proposed sub-sublessee or assignee is financially responsible and will immediately occupy and thereafter use the

Premises (or any sublet portion thereof) for the remainder of the Sublease Agreement term (or for the entire term of this sub-Sublease Agreement, if shorter.) If Sublessor consents to any subletting or assignment by Sublessee as hereinabove provided, and subsequently any rents received by Sublessee under any such sub-sublease are in excess of the rent payable by Sublessee under this Sublease Agreement, or any such assignment, then Sublessor may, at its option, either (1) declare such excess rents under any sub-sublease or such additional consideration for an assignment to be due and payable by Sublessee to Sublessor as additional rent hereunder, or (2) elect to cancel this Sublease Agreement. Sublessor shall respond to Sublessee’s request in writing, within thirty (30) days from receipt thereof.

(c)           Sublessor shall have the right to transfer, assign and convey, in whole or in part, Sublessor’s leasehold interest and any and all of its rights and obligations under the Main Lease and this Sublease Agreement. If the proposed assignment or sub-sublease is for the full unexpired portion of this Sublease Agreement, Sublessor shall, subject to subparagraph 30(e), thereby be released from any further obligations hereunder, and Sublessee agrees to look solely to such successor in interest of Sublessor for performance of such obligations.

11.           Access to Premises.

(a)           Subject to compliance with applicable safety regulations and security requirements, rules, and regulations of Sublessee and the United States Government, Sublessor and Landlord, their officers, agents and representatives, shall have the right to enter any and all parts of the Premises at all reasonable hours to (1) inspect same or clean or make repairs or alterations or additions as Sublessor and Landlord may deem necessary (but without any obligation to do so, except as so expressly provided for herein) or (2) show the Premises to prospective tenants, purchasers or lenders; and Sublessee shall not be entitled to any abatement or reduction of rent by reason thereof, nor shall such be deemed to be an actual or constructive eviction.

(b)           Sublessor shall allow access to the Premises by Sublessee’s personnel,  guests,  visitors,  and contractors assigned to the Premises as necessary.

(c)           To the extent necessary to conduct investigations of potential or actual soil or groundwater contamination,  and subject to compliance with applicable safety regulations and security requirements of either Party, either Party shall have the right to enter any and all parts of the Premises or contiguous premises operated by the Sublessor for the purposes of installing soil borings or wells, or taking environmental samples.

12.           Condemnation. If the whole or any part of the Premises shall be taken by any public authority under the power of eminent domain, or shall be sold to such authority under threat of such power, then this Sublease Agreement shall cease on the part so taken or sold from the date of possession of such part for such public purpose, and the rent provided hereunder shall be paid to such date.  If such portion of the Premises so taken or sold is such as to destroy or impair the usefulness of the Premises for the purpose for which same have been subleased hereunder, Sublessee may elect to terminate this Sublease Agreement and declare the same null and void as of the date of such taking or sale by giving written notice thereof to Sublessor within sixty (60) days after the date of such taking or sale.   If Sublessee does not so elect to terminate this Sublease Agreement then the rental payable by Sublessee under paragraph 3 hereof from and after the date when such possession is taken shall be reduced in the same proportion that the usefulness of the entire Premises is diminished for Sublessee’s business operation, such proportion to be mutually agreed upon by both Parties, with due consideration being given to the square footage of space involved, improvements involved, and all other pertinent factors.  Each Party shall be entitled separately to assert against the condemning authority and to recover such damages as may have accrued to or for its respective estate unless prohibited by the provisions of the Main Lease.

13.           Casualty Damage or Injury. In the event that any of the buildings should be totally destroyed by fire, tornado or other casualty or in the event the Premises or the buildings should be so damaged that rebuilding or repairs cannot be completed within one hundred eighty (180) days after the date of such damage, either Party may at its option terminate this Sublease Agreement, in which event the rent shall be abated during the unexpired portion of this Sublease Agreement effective with the date of such damage.  In the event the buildings or the Premises should be damaged by fire, tornado or other casualty, but only to such extent that rebuilding or repairs can be completed within one hundred eighty (180) days after the date of such damage, or the damage should be more serious but Sublessor does not elect to terminate this Sublease Agreement, in either such event, Sublessor shall within forty-five (45) days after the date of such casualty, and subject to the availability of insurance proceeds therefor, commence to rebuild or repair the buildings and/or the Premises and shall proceed with due diligence to rebuild and restore the buildings and/or Premises to substantially the same condition in which it was immediately prior to the happening of such casualty, except that Sublessor shall not be required to rebuild, repair or replace any part of the furniture, equipment, fixtures and other leasehold improvements which may have been placed by Sublessee or other tenants within the buildings or the Premises. Sublessor shall allow Sublessee a fair diminution of Basic Rent and Operating Expenses during the time that such portion of the Premises is unfit for occupancy. In the event any mortgagee under a deed of trust, security agreement or mortgage on the building should require that the insurance proceeds, resulting from any such casualty, be used to retire the mortgage debt on the buildings and the land, Sublessor shall have no obligation to rebuild and this Sublease Agreement shall thereupon terminate. Sublessor shall give written notice to Sublessee of the foregoing. Except as hereinafter provided, any insurance which may be carried by Sublessor or Sublessee against loss or damage to the buildings, the Premises or the contents thereof shall be for the sole benefit of the Party carrying such insurance.

14.           Holding Over. Should Sublessee, or any of its successors in interest, hold over the Premises, or any part thereof, after the expiration of the Sublease Agreement term, unless otherwise agreed in writing by Sublessor, such holding over shall constitute and be construed as a tenancy-at-will only, at a daily rental and operating expenses equal to the amounts payable for the last month of the Sublease Agreement term as adjusted to actuals. The inclusion of the preceding sentence shall not be construed as Sublessor’s consent for Sublessee to hold over.

15.           Taxes. Sublessee shall be liable for all taxes levied or assessed against personal property, furniture or fixtures placed by Sublessee in the Premises.   In addition, Sublessee shall also be liable for any increase in property taxes resulting from leasehold improvements made to the Premises by Sublessee. If any such taxes for which Sublessee is liable are levied or assessed against Sublessor or Sublessor’s property and if Sublessor elects to pay the same or if the assessed value of Sublessor’s property is increased by inclusion of personal property, furniture or fixtures or leasehold improvement placed or made by Sublessee in or on the Premises, and Sublessor elects to pay the taxes based on such increase, Sublessee shall pay to Sublessor upon demand that part of such taxes for which Sublessee is primarily liable hereunder.

16.           Default of Sublessee. If Sublessee fails to pay when due any rental or other sums payable by Sublessee hereunder or if Sublessee violates or defaults in any of the provisions of this Sublease Agreement, and fails to initiate and reasonably pursue a cure of such violation or default within thirty (30) days after receipt of written notice from Sublessor detailing such violation or default, then Sublessor may terminate this Sublease Agreement by giving Sublessee an additional sixty (60)

days advance written notice of Sublessor's intent to terminate this Sublease Agreement, and re-enter the Premises. Notwithstanding any re-entry, the liability of Sublessee for the rent shall not be extinguished for the balance of the term hereof, and Sublessee shall make good to Sublessor any deficiency arising from a re-entry and reletting of the Premises at a reduced rate. Sublessor shall make a good faith effort to sublet the Premises. Sublessee shall pay any deficiency on the first day of each month immediately following the month in which the amount of deficiency is ascertained by Sublessor.

17.           Waiver of Breach. The waiving of any of the provisions of this Sublease Agreement by any party shall be limited to the Premises the particular instance involved and shall not be deemed to waive any other rights of the same or any other terms of this Sublease Agreement.

18.           Disputes. Any dispute between the Parties arising under or relating to this Sublease Agreement shall be resolved in accordance with the Arbitration and Disputes clause set forth in the Separation Agreement dated 31 August 1992 among Loral Vought Systems Corporation and Loral Corporation (“Loral”) and VAC Acquisition Corp. and The Carlyle Group, L.P. (“Carlyle”); provided that wherever the name Carlyle appears it shall mean Vought Aircraft Company and wherever the name Loral appears it shall mean Loral Vought Systems Corporation.

19.           Attorney’s Fees. In case it should be necessary or proper for either Party to bring any action under this Sublease Agreement concerning the enforcement of any of its rights hereunder, then the Parties agree in any such case to pay to the other Party a reasonable attorney’s fee if the other Party prevails in any such action.

20.           Liens. Sublessee shall keep the Premises free and clear of all liens arising out of any work performed, material furnished, or obligations incurred by Sublessee.  If Sublessee fails to keep the Premises free and clear of all liens, Sublessor shall have the right and privilege at Sublessor’s option to pay the same or any portion thereof without inquiry as to the validity thereof, and any amounts so paid, including expenses and interest shall be considered as additional rental hereunder and payable in accordance with paragraph 3 above. Sublessee shall not be required, nor shall Sublessor have the right, to pay, discharge or remove, any liens on or against the Premises or any portion thereof, so long as Sublessee shall, at its cost and expense, contest the existence, amount or validity thereof by appropriate proceedings which shall operate to prevent the realization of the liens.  Sublessee will remove and discharge promptly, at its cost and expense, all liens, encumbrances and charges upon the Premises, including all such liens, encumbrances and charges which arise out of the possession, use, occupancy, maintenance, repair or rebuilding of the Premises or by reason of labor or materials furnished or claimed to have been furnished to Sublessee. All such liens shall be removed prior to the surrender of the Premises to Sublessor at the end of this Sublease Agreement.

21.           Liability for the Premises and Insurance.

(a)           Sublessor agrees to provide and maintain, during the term of this Sublease Agreement, all-risk property insurance with insurance companies authorized to do business in the state of Texas, covering the full replacement value, without deduction for depreciation, of all real property, including improvements and betterments, but excluding the personal property of Sublessee.

(b)           Sublessee shall, at all times during the term hereof and at its sole cost and expense, maintain insurance of the following types:

(1)           Comprehensive general liability insurance in the minimum amounts of  $5,000,000  per occurrence and in the aggregate.  Sublessee shall name Sublessor as an additional insured.

(2)           Statutory worker’s compensation insurance.

(3)           All risk property insurance covering all personal property of Sublessee on the Premises.

Such insurance shall be written by insurance companies authorized to do business in the state of Texas and reasonably acceptable to Sublessor.

(c)           Sublessor and Sublessee hereby agree to waive subrogation and to cause their respective insurers to waive subrogation and release each other from all rights of recovery as respects loss or damage to the Premises or contents required to be covered by insurance pursuant to this paragraph 21.

(d)           Sublessee shall deliver to Sublessor certificates of insurance, reasonably satisfactory to Sublessor, evidencing all the insurance which is then required to be maintained by Sublessee, and providing at least thirty (30) days notice of cancellation or material change.

22.           Change of Building Name. Sublessee understands and agrees that Landlord and Sublessor reserve the right at any time to change the name/number by which the buildings are designated.  Sublessor shall provide prompt notice of such change to Sublessee.

23.           Estoppel Certificates. Within five (5) business days after receipt of a written request from Sublessor or Landlord, Sublessee will execute, acknowledge and deliver to Sublessor or Landlord a statement, signed by Sublessee and currently dated, certifying that this Sublease Agreement is unmodified and in full effect (or if there have been modifications, that this Sublease Agreement is in full effect as modified, and identifying such modifications) and the dates to which the basic rent and additional rent and other amounts payable by Sublessee hereunder have been paid, and either stating that to the knowledge of the signer of such certificate no default exists in the observance or performance of any provision contained in this Sublease Agreement and no event of default hereunder has occurred and is continuing or specifying each such default or event of default of which the signer may have knowledge, it being intended that any such statement delivered pursuant to this paragraph may be relied upon by any mortgagee or by any prospective purchaser of the subleased Premises or any assignee of such mortgage.

24.           Notice. Except where otherwise required by statute, all notices given pursuant to the provisions hereof shall be in writing and shall be validly given when sent by registered or certified mail, return receipt requested, postage prepaid, to the mailing address of the party for whom the notice is intended as specifically stated in Exhibit E attached hereto, as may be amended from time to time.

25.           Force Majeure.  Whenever a period of time is herein prescribed for action to be taken by either Party, that Party shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delay due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions or any other causes of any kind whatsoever which are beyond the control of said Party.

26.           Severability. If any clause or provision of this Sublease Agreement is illegal, invalid or unenforceable under present or future laws effective during the Sublease Agreement term, then and in that event, it is the intention of the Parties hereto that the remainder of this Sublease Agreement shall not be affected thereby and it is also the intention of the Parties to this Sublease Agreement that in lieu of each clause or provision of this Sublease Agreement that is illegal, invalid or unenforceable, there be added as a part of this Sublease Agreement a clause or provision as similar in terms to such illegal,  invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

27.           Amendments. This Sublease Agreement may not be altered, changed or amended, except by instrument in writing signed by both Parties hereto. The terms and conditions contained in this Sublease Agreement shall apply to, inure to the benefit of, and be binding upon the Parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided.

28.           Quiet Enjoyment. Provided Sublessee has performed all of the terms and conditions of this Sublease Agreement, including the payment of rent, to be performed by Sublessee, Sublessee shall peaceably and quietly hold and enjoy the Premises for the Sublease Agreement term, without hindrance from Sublessor, subject to the terms and conditions of this Sublease Agreement.

29.           Notice to Lender. If the Premises or the buildings or any part thereof are at any time subject to a first deed of trust or other similar instrument and this Sublease Agreement or the rentals are assigned to such mortgagee, trustee or beneficiary and Sublessee is given written notice thereof, including the post office address of such assignee,  then Sublessee shall not terminate this Sublease Agreement or abate rentals for any default on the part of Sublessor without first giving written notice by certified or registered mail,  return receipt requested, to such assignee, specifying the default in reasonable detail,  and affording such assignee a reasonable opportunity to make performance, at its election, for and on behalf of Sublessor.

30.           Compliance with Environmental Laws and Regulations.

(a)           Each Party agrees to comply with all applicable Federal, State and Local health and environmental laws and regulations related to the Premises, common areas and adjacent buildings and areas and all activities conducted thereon and to cooperate with the other Party to ensure that any required permits are acquired and/or maintained in compliance with applicable Federal, State and Local laws and regulations.   In addition, each Party shall take reasonable steps to prevent releases of hazardous substances from the Premises.

(b)           Both Parties agree that the Wastewater Discharge Permit with the City of Grand Prairie  (the “Wastewater Permit”) for the Main Lease Premises and the Premises shall (i) be in the joint names of the Parties and (ii)  identify sampling points applicable and assigned to the respective Parties where possible and (iii) identify sampling points applicable and assigned jointly to the Parties where assignment to a specific Party is not possible.  The Parties further agree to cooperate in joint negotiations with the City of Grand Prairie on the terms of the Wastewater Permit and to indemnify the other for any fines or penalties, losses or costs incurred by one Party as a result of the other Party’s failure to comply with the terms and conditions of the Wastewater Permit or any applicable Federal, State and Local laws or regulations applicable thereto. In the event that the City of Grand Prairie refuses to issue the Wastewater Permit in the joint names of the Parties, the Parties agree that the Wastewater Permit shall be held in the name of Sublessor and shall be for the entire Main Lease Premises and the Premises, and further agree to enter into good faith negotiations for the terms and conditions of a separate agreement between the Parties, including an indemnification provision similar to that set forth above, setting forth the relationship of the Parties under the Wastewater Permit, and monitoring points under the Wastewater Permit.

(c)           Both Parties agree to provide copies of all notices received and reports and applications submitted to any Federal, State or local authority related to any health and environmental laws and regulations affecting the Premises.  In addition, set forth as Exhibits F and G are lists of all hazardous materials the Sublessee and Sublessor plan to use on the Premises, common areas and adjacent areas. Both Parties agree to notify the other each time the list changes.

(d)           In addition, each Party agrees to defend, indemnify and hold harmless the other Party,  and in Sublessee’s case Landlord, from and against all, claims, damages, losses and expenses (including reasonable expense of investigation and attorney’s fees and expenses) (“Losses”) caused by or arising out of (1) any violation or non-compliance with any such Federal,  State  or  Local  health  and environmental law or regulation by the indemnifying party or (2) any manufacture, processing, use, generation, storage, transport, disposal, emission or discharge, by the indemnifying Party on the Premises common areas and adjacent buildings and areas  of  any  hazardous  substance  or  other contaminant in respect of which any response costs as defined by the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any removal, remediation or other cleanup is required, or any judgment or order is rendered, or any agreement is made by Sublessee or Sublessor under any Environmental Laws.

(e)           Sublessor further agrees to defend, indemnify and hold Sublessee harmless from and against all claims, damages, losses, and expenses arising from the claims of third parties except employees or contractors of Sublessee or Sublessor (including reasonable expense of investigation and attorney’s fees and expenses) (“Losses”) caused by or arising out of (1) any violation or non-compliance with any such  Federal,  State  or  Local  health  and environmental law or regulation by Sublessor or (2) any manufacture,  processing,  use,  generation, storage, transport, disposal, emission or discharge, by Sublessor on any contiguous or adjacent property to the Premises which Sublessor owns, operates and/or leases.

(f)            In no event shall termination, assignment or sub-subleasing of this Sublease Agreement release Sublessor or Sublessee from the obligations set forth in this paragraph.

31.           Captions. The captions contained in this Sublease Agreement are for convenience of reference only, and in no way limit or enlarge the terms and conditions of this Sublease Agreement.

32.           Miscellaneous.

(a)           Any  approval  by  Sublessor  or  Landlord  or Sublessor’s  or  Landlord’s  architects  and/or engineers of any of Sublessee’s drawings, plans and specifications which are prepared in connection with any construction of improvements in the Premises shall not in any way be construed or operate to bind Landlord or Sublessor in any way other than as consent to the construction of said improvements, or to constitute a representation or warranty of Landlord or Sublessor as to the adequacy or sufficiency of such drawings, plans and specifications, or the improvements to which they relate, for any use, purpose, or condition, but such approval shall merely be the consent of Landlord or Sublessor as may be required hereunder in connection with Sublessee’s construction of improvements in the Premises in accordance with such drawings, plans and specifications.

(b)           There shall be no merger of this Sublease Agreement or of the leasehold estate hereby created with the fee estate in the Premises or any part thereof by reason of the fact that the same person may acquire or hold, directly or indirectly, this Sublease Agreement or the leasehold estate hereby created or any interest in this Sublease Agreement or in such leasehold estate as well as the fee estate in the leasehold Premises or any interest in such fee estate.

(c)           Neither Sublessor nor Sublessor’s agents or brokers have made any representations or promises with respect to the Premises, the buildings or the land except as herein expressly set forth and no rights, easements or licenses are acquired by Sublessee by implication or otherwise except as expressly set forth in the provisions of this Sublease Agreement.

(d)           Sublessor represents and warrants to Sublessee as follows: (i) the Main Lease is in full force and effect and no default or event which, with the passage of time or service of notice would constitute a default, has occurred under the Main Lease; (ii) the consent of Landlord to Sublease Agreement, if required, has been obtained; (iii) in the event Sublessor obtains title to the Premises, Sublessee shall be granted the right of first refusal to enter into a lease for the Premises for the same terms and conditions contained in this Sublease Agreement; and (iv) in the event Sublessor assigns/transfers this Sublease Agreement, the party to whom the Sublease Agreement is assigned/transferred shall be financially sound and have an industry rating equal to, or above, those like businesses within Sublessor’s industry. Sublessor covenants that it will perform, comply with and observe all of the terms, conditions and provisions of the Main Lease insofar as they pertain to the portion of the property not subleased to Sublessee. Sublessor shall defend indemnify and hold harmless Sublessee from and against any and all claims, losses or damages resulting from any breach of the representations, warranties and covenants of Sublessor as set forth in this subparagraph 32(d).

(e)           Sublessee represents and warrants that it will comply with all provisions of the Main Lease as amended as it relates to the Premises, common areas and adjacent buildings and areas and Sublessee shall defend, indemnify and hold harmless Sublessor from and against any and all claims, losses or damages resulting from any breach of the representations, warranties and covenants of Sublessee as set forth in this subparagraph 32(e). Sublessor will provide Sublessee with copies of any amendments and modifications to the Main Lease in a timely manner.

(f)            Sublessor shall provide at no cost the same emergency ambulance and medical services to Sublessee as it provides for its own employees, on an as needed basis.  The Parties further agree to indemnify each other for any damages incurred by one Party as a result of the other Party’s providing said services.

(g)           The provisions of this Sublease Agreement shall apply to, and bind, the heirs, successors, and administrators of the Parties.

(h)           In the event Sublessor obtains an interest in the property (other than a leasehold interest) as described in Exhibit A then, Sublessee agrees to enter into a Direct Lease Agreement with Sublessor as Lessor and Sublessee as Lessee under the same terms as this Sublease Agreement.

33.           Exhibits and Attachments.  All exhibits, attachments, riders and addenda referred to in this Sublease Agreement and the exhibits listed herein below are incorporated into this Sublease Agreement and made a part hereof for all intents and purposes.

Exhibit A - The Premises (with Attachment)

Exhibit B - Utility and Building Responsibility of Sublessor

Exhibit C - Items Excluded from Operating Expense Repair and Maintenance

Exhibit D - Operating Expenses

Exhibit E - Notice

Exhibit F - List of Hazardous Materials used by Sublessor

Exhibit G - List of Hazardous Materials used by Sublessee

Dated as of the date first above written.

SUBLESSOR		SUBLESSEE

Loral Vought Systems Corporation		Vought Aircraft Company

/s/ [ILLEGIBLE]		/s/ W.T. McMILLAN

By	[ILLEGIBLE]	By	W.T. McMILLAN
Title	SR VP & CFO	Title	SR. V.P. & CFO